[Certain portions of this exhibit have been redacted as they are both not material and are of the type of information that the Company treats as private or confidential. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.]

AMENDMENT NO. 5

TO

OPTION AGREEMENT FOR

THIRD AND SEPARATE LEASE OF REAL ESTATE PROPERTY

BETWEEN

GREENBRIAR CAPITAL (US) LLC

AND

AG & FM FARMS, LLC

(Formerly DR. JOSE ARTURO ACOSTA AND HIS WIFE DENISA FRANCO
MOLINI)

This Amendment No. 5 to the Third and Separate Option Agreement for Lease of Real Estate Property (the "Amendment No. 5") is made effective as of January 1, 2022, (the "Amendment No. 5 Effective Date"), by and between AG & FM FARMS, LLC, a Limited Liability Company duly organized under the laws of the Commonwealth of Puerto Rico, (formerly Dr. JOSE ARTURO ACOSTA GREGORY AND HIS WIFE DENISA FRANCO MOLINI who assigned their rights, title, interests and obligations in the Third and Separate Option Agreement for Lease of Real Estate Property to AG & FM Farms, LLC under an assignment agreement approved by all parties thereto) (the "Former Owners"), with AG & FM Farms, LLC represented herein by its Resident Agent, DENISA HERCILIA FRANCO MOLINI, of legal age, married and resident of Lajas, Puerto Rico, who represents to have been duly authorized to execute and deliver this Amendment No. 5 which authority, or ratification thereof, she shall establish whenever necessary (the "Owner"), and GREENBRIAR CAPITAL (US) LLC, a limited liability company organized in accordance with the laws of Delaware, USA, and a wholly owned subsidiary of GREENBRIAR CAPITAL CORP, duly represented by the President of Greenbriar Capital Corp, MR. CLIFF M. WEBB (the "Tenant"), with reference to the following facts.  Owner and Tenant are sometimes referred to herein individually as a "Party" and together as the "Parties."

RECITALS

A. Former Owners and Tenant entered into a certain Third and Separate Lease Option Agreement for Lease of Real Estate Property dated as of January 1, 2014, and as modified by Amendments 1 through 4 (the "Amendments") (collectively the "Third and Separate Montalva Lease Option Agreement" or the "Agreement"), to lease certain real estate property consisting of a two parcels of property identified as CRIM Tax ID (Catastro) Number 406-000-003-42-000 and shown on the Montalva Solar Farm Parcel Map ( included here as Exhibit I) as Parcel No. 1 and the property identified as CRIM Tax ID (Catastro) Number 406-000-003-35-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 6 (collectively hereinafter the "Properties").

B. An Agreement to assign the Former Owners' rights, title, interests and obligations, as such rights, title, interests and obligations are set forth in a certain Third and Separate Lease Option Agreement for Lease of Real Estate Property and Amendments thereto, to AG & FM FARMS, LLC (the "Assignee"), a newly formed Limited Liability Company duly organized under the laws of the Commonwealth of Puerto Rico was made and entered into effective as of September 15, 2021, by and between the Former Owners (collectively, the "Assignors") and Tenant.

C. In regard to the Properties, the Owner owns the property identified as CRIM Tax ID (Catastro) Number 406-000-003-42-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 1.

D. In regard to the property identified as CRIM Tax ID (Catastro) Number 406-000-003-35-000 and shown on the Montalva Solar Farm Parcel Map as Parcel No. 6, Owner has an irrevocable and exclusive option to purchase the property in accordance with a land purchase option agreement dated and effective as of January 1, 2022, between the Owner and FERNANDO ENRIQUE RAMIREZ TIO (the "Landowner") (the "Parcel No. 6 Land Purchase Option Agreement").

E. In accordance with the Third and Separate Lease Option Agreement, and Amendments thereto, Owner has agreed to provide Tenant with an irrevocable and exclusive option to lease all or part of the Properties to develop, construct and operate thereon a solar energy park known as the Montalva Solar Farm, consisting of, but not limited to, solar panels, inverters, transformers, racking equipment, substations, access roads, fencing, underground and overhead electrical utilities and collection systems, transmission and communication lines, metering, measurement devices, energy storage, batteries, power conditioning equipment and other equipment and facilities for the operation of a solar electrical generation and energy storage project (collectively the "Montalva Solar Farm") with the Tenant agreeing to timely pay Ten Thousand Dollars ($10,000) per year in equal installments of Three Thousand Dollars and Thirty Three Cents ($3,333.33) every four months commencing May 1, 2022, to Owner for Parcel No. 1 and to further reimburse the Owner for all of Owner's costs, expenses and purchase option payments due and required to be paid by Owner to the Landowner under the Parcel No. 6 Land Purchase Option Agreement (collectively, the "Lease Option Payments") with no additional payments due from Tenant, other than as may be due for any late payments by Tenant, in accordance with the terms for such late fees as set forth in this Agreement.

F. Owner desire to grant, and Tenant desires to continue to accept, an irrevocable and exclusive option to lease the Properties together with an easement on, over, under and across the Properties for the purpose of locating, constructing and operating the Montalva Solar Farm.

G. In recognition of the delays caused by the outbreak of the coronavirus known as COVID-19 and the continuing delays being experienced with the Puerto Rico Electric Power Authority ("PREPA") delaying the authorization for the construction of new solar energy generating facilities in Puerto Rico, the lengthy and complex bankruptcy proceeding dealing with Puerto Rico's debts, the reorganization of PREPA under PROMESA Title III, and the recovery from the damage of hurricane Maria; the Parties herewith and herein desire to further extending the Option Term of the Third and Separate Montalva Lease Option Agreement pursuant to the terms of this Amendment No. 5 to December 31, 2022.

H. Further to the terms of this Amendment No. 5, Owner and Tenant agree that there are no outstanding payments or debts owed by either Party to the other Party as of the Amendment No. 5 Effective Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree and amend the Third and Separate Montalva Lease Option Agreement together with all prior amendments and assignments as follows:

1. Capitalized Terms and Dollar Amounts:  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Third and Separate Montalva Lease Option Agreement and any amendments thereto.  All dollar amounts referenced in this Agreement are US dollars.

2. Amendment:  The Parties hereby agree to amend the Third and Separate Montalva Lease Option Agreement as set forth herein.

3. Option Payments: As of the Amendment No. 5 Effective Date, Tenant agrees to pay Owner, when due, the Lease Option Payments, including reimbursement of any late fees under Article 4 plus any late fees charged by the Landowner under the Parcel No. 6 Land Purchase Option Agreement caused solely by any late payment by Tenant to Owner of the Lease Option Payments when due, and Owner agrees to accept these payments as payment-in-full for the Lease Option Payments and further agrees to make timely payments to the Landowner under the Parcel No. 6 Land Purchase Option Agreement following payments by Tenant.

4. Late Payments: For any payments due Owner under this Agreement for Parcel No. 1, if such payment is not paid within fifteen (15) business days of the date any payment is due, then late fees shall be assessed at the rate of one percent (1%) per month on any portion thereof that such amount is more than fifteen (15) business days late or on the anniversary of such date each month thereafter for each payment or amounts outstanding as of that date and shall be due and payable at the time when said late payment amount is paid, or if not paid, shall be due and payable at the signing of the deed of sale thereunder with no credit applied against the Annual Rent payments for such payment of late fees in accordance with Article 9.

5. Extension of the Option Term:  In exchange for Tenant agreeing to make the Lease Option Payments as set forth in Article 3, including any reimbursement of any late fees assessed as set forth in Articles 3 or 4, the Owner agrees to extend the Third and Separate Montalva Lease Option Agreement Option Term and termination date to December 31, 2022.

6. Forgiveness of any Prior Amounts:  Further, in exchange for Tenant agreeing to make the Lease Option Payments, including any reimbursement of any late fees assessed as set forth in Articles 3 or 4, Owner agrees to accept these payments as payment-in-full for (i) any and all unpaid and outstanding Lease Option Payments due from Tenant to Owner as of the Amendment No. 5 Effective Date and (ii) for any and all accumulated and unpaid late fees due Owner; with no additional Lease Option Payments or late fees due from Tenant other than as agreed in this Amendment No. 5.

7. Good Standing:  Subject to the terms and conditions of this Amendment No. 5, and Tenant making the payments as set forth in Articles 3 and 4, the Parties agree that the Third and Separate Montalva Lease Option Agreement including all amendments, riders and exhibits thereto are ratified and confirmed in each and every respect and are agreed, together with Amendment Nos. 1 through 4 and hereby, to be in good standing and shall remain in full force and effect in accordance with the provisions stated herein as applicable.

8. Termination Rights:  If for any reason Tenant does not make the payments set forth in Articles 3 and 4, Owner at its discretion and option may terminate the Third and Separate Montalva Lease Option Agreement by giving thirty (30) days' written notice to Tenant of an event of default thereto.  Such notice if given shall be provided to Tenant and Greenbriar Capital Corp deposited in overnight mail or delivery service with signature delivery addressed to Greenbriar Capital Corp to the attention of Jeff Ciachurski at 9 Landport, Newport Beach, California 92660 and shall "additionally" be emailed to Jeff Ciachurski at both [REDACTED] and westernwind@shaw.ca and to Cliff Webb at [REDACTED].  Tenant shall have thirty (30) business days from such notice to cure the default without penalty except for any late fees that may be assessed and due in accordance with Articles 3 and 4.

9. Exercise of Option, Offset Amounts and Credits:  If Tenant exercise its option to lease the Properties or any portion thereof under the Third and Separate Montalva Lease Option Agreement, then any and all Lease Option Payments made in accordance with the Third and Separate Montalva Lease Option Agreement and Amendments by Tenant, together with any and all payments made in accordance with this Amendment No. 5, shall be applied as an offset and reduction of the Annual Rent payments as such payments and offset provisions are set forth in the Third and Separate Montalva Lease Option Agreement.  Any payment of late fees under Articles 3 or 4, shall not apply as offset and reduction of the Annual Rent.  If subsequent to this Agreement, either Party's records indicate a discrepancy or errors in the record of Lease Option Payments made by Tenant which payments are applicable to offset, then the Parties shall work in good faith to adjust and correct said records.

10. Compliance with Obligations:  As amended and agreed hereby under this Amendment No. 5, each Party has complied in all material respects with its obligations under the Third and Separate Montalva Lease Option Agreement with the acknowledgement that certain payments and late fees due Owner from Tenant in prior periods were not, or possibly not, made and Owner agrees to accept the payments from Tenant as set forth in Articles 3 and 4, and going forward, as payment-in-full for all prior amounts.  There shall be no other obligation of payments due Owner by Tenant except as set forth in this Amendment No. 5 and Articles 3 and 4.

11. References to Agreement:  All references in the Third and Separate Montalva Lease Option Agreement, amendments thereto and this Amendment No. 5 (collectively the "Agreement") shall be deemed to refer to the Third and Separate Montalva Lease Option Agreement as amended in accordance with Amendment Nos. 1 through 4 and hereby.

12. Interpreted under the Laws of Puerto Rico:  The Agreement will be interpreted in accordance with the laws of Puerto Rico and as governed by them.

13. Litigation:  The Parties agree to submit themselves to the exclusive jurisdiction of the Courts of the Commonwealth of Puerto Rico in the event of any litigation related to the Agreement or this Amendment No. 5.  In the event of such litigation, all legal costs, fees and expenses of both parties shall be paid by the losing party.

14. Formal Agreements:  The Owner acknowledges that Tenant may be required by financial lenders or financial partners to execute more formal agreements and will cooperate with Tenant to promptly enter into more formal agreements in a timely manner as may be requested by Tenant.  Any such new formal agreements shall contain all of the rights, obligations and financial terms of the Agreement, this Amendment No. 5 and Amendments 1 through 4, unless agreed otherwise upon mutually agreement of the Parties.

15. Entire Understanding:  This Amendment No. 5 taken together with the Third and Separate Montalva Lease Option Agreement and Amendments No. 1 through 4 constitutes the entire understanding between the Parties with respect to the subject matter hereof, and no representations, warranties, inducements, promises or agreements, oral or otherwise, between the Parties relating to the subject matter contained herein not embodied in this Amendment No. 5 shall be of any force or effect.

16. Modifications:  This Amendment No. 5 shall not be modified in any respect, except in a writing executed by both Parties.

17. Invalid Provisions:  If any provision of this Amendment No. 5 is held to be invalid or unenforceable, such provisions will not affect in any respect the validity or enforceability of the remainder of this Amendment No. 5 or the Third and Separate Montalva Lease Option Agreement together with Amendments Nos. 1 through 4.  If practicable, the Parties shall substitute for any invalid provision, a valid provision that most closely approximates the economic effect and intent of the invalid provision.

18. Execution:  This Amendment No. 5 may be executed in one or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.  The Parties further agree that each page shall be appropriately initialed and dated by the signing party, although failure to initial and date each page, or date the signing of the Agreement, shall not invalid this Amendment.  This Amendment shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all the Parties hereto.  Signatures may be exchanged by courier, overnight delivery, mail, fax or email (the "Facsimile Signature(s)").  Upon a request by a Party, original signatures including original initialed and dated pages shall be promptly forwarded by Priority US Mail or overnight delivery to addresses provided by each requesting Party.  Each Party to this Amendment agrees that it will be bound by its own Facsimile Signature and that it accepts the Facsimile Signatures of the other Party to this Amendment No. 5.

 IN WITNESS WHEREOF, Tenant and Owner have executed this Amendment No. 5 on the date set forth below their respective names and effective as of the date first written (the Amendment No. 5 Effective Date).

TENANT:		OWNER:

By:	/s/ Cliff M. Webb	By:	/s/ Denise Hercilia Franco Molini
CLIFF M. WEBB, PRESIDENT GREENBRIAR CAPITAL CORP On Behalf of: GREENBRIAR CAPITAL (US) LLC		DENISE HERCILIA FRANCO MOLINI for AG & FM FARMS, LLC

Date:		Date:

EXHIBIT I

MONTALVA SOLAR FARM PARCEL MAP

# Montalva Solar Farm

12
11
1
North
5
6
1
10
7
9
3
4
8
2
LAJAS
MUNICIPALITY
HWY 116
ENSENADA
GUANICA
MUNICIPALITY
Leyenda

| Parcel # | CRIM Catastro Tax Parcel Number | Parcel Size (Cuerdas) |
|---|---|---|
| 1- North | 406-000-003-42 | 131.63 |
| 1 - South | 406-000-003-42 | 244.83 |
| 2 | 428-000-004-01 | 454.68 |
| 3 | 406-000-008-22 | 89.50 |
| 4 | 406-000-008-23 | 97.70 |
| 5 | 406-000-003-05 | 45.80 |
| 6 | 406-000-003-35 | 46.80 |
| 7 | 406-000-003-07 | 40.06 |
| 8 | 406-000-008-03 | 59.64 |
| 9 | 406-000-007-25 | 115.01 |
| 10 | 406-000-002-07 | 80.51 |
| 11 | 406-000-002-07 | 193.52 |
| 12 | 406-000-002-25 | 198.98 |
| | | 1,799 |

intuitive

0 195390 780 1,170 1,560 Meters

Area del Proyecto y Parcelas (Area del Proyecto 900.5 cds.)

Scale: 1:25,000

N